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                                                                     EXHIBIT 5.1

                             Andrews & Kurth L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002

                                 March 18, 2002


Board of Directors
TETRA Technologies, Inc.
25025 I-45 North
The Woodlands, Texas 77380

Gentlemen:

         We have acted as counsel to TETRA Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of 199,484 shares (the "Shares") of Common Stock pursuant to the Non-Qualified Stock Option Agreement between Allen McInnes and the Company dated April 1, 1996, as amended December 11, 1998 (the "Option Agreement").

         In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and such other instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

         Based upon the foregoing and subject to the limitations and exceptions set forth below, we are of the opinion that the Shares have been duly authorized, and that such Shares will, when issued in accordance with the terms of the Option Agreement, be fully paid and validly issued.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm name under the caption "Exhibits" therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

         This opinion speaks as of its date and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date. We express no opinion other than as to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws) and, to the extent applicable, the federal laws of the United States of America. This opinion is rendered solely for your benefit in connection with the above matter and may not be relied upon in any manner by any other person or entity without our express written consent.


                                            Very truly yours,

                                            /s/ Andrews & Kurth L.L.P.